Exhibit 23.4



            CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement
(Form S-4 No. 333-00000) and related Prospectus of
School Specialty, Inc. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated June 11, 1998 (except for Note C, as to which the date is June 17, 1998), with respect to the consolidated financial statements of The National
School Supply Company and Subsidiaries included in the Current Report (Form 8-K/A) of School Specialty,
Inc. filed with the Securities and Exchange
Commission on September 14, 1998.


                                   /s/ Ernst & Young LLP

                                   ERNST & YOUNG LLP




Cleveland, Ohio
November 5, 1999.